Exhibit 23.10

CONSENT OF VICTOR FERNANDEZ-CROSA

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated July 1, 2022, prepared by me, which were included in and filed as an exhibit to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2022, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 16, 2022.

/s/ Victor Fernandez-Crosa
Victor Fernandez-Crosa, Paraguay Manager, Company

Date: November 16, 2022